Exhibit 99.1

Packaging Corporation of America Announces Agreement to Acquire Sacramento Container Corporation and Conversion of Wallula Mill Paper Machine to High- Performance 100% Virgin Linerboard

Lake Forest, IL, August 21, 2017 – Packaging Corporation of America (NYSE: PKG) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Sacramento Container Corporation, and 100% of the membership interests of Northern Sheets, LLC and Central California Sheets, LLC in a cash-free, debt-free transaction for a cash purchase price of $265 million. The Company has also announced that it will discontinue production of uncoated freesheet (UFS) and coated one-side (C1S) grades at its Wallula, Washington mill in the second quarter of 2018 to begin the conversion of its 200,000 ton-per-year No. 3 paper machine to a 400,000 ton-per-year high-performance 100% virgin kraft linerboard machine.

The acquisition transaction is structured as a purchase of assets resulting in a full step-up of the assets to fair market value. Under the terms of the agreement, PCA will acquire full-line corrugated products and sheet feeder operations in McClellan, California and Kingsburg, California.

The value of the expected synergies, the tax benefit of the step-up of assets and the operations’ EBITDA result in a purchase price multiple of approximately five times EBITDA. The acquisition will be accretive to earnings immediately.

PCA Executive Vice President Tom Hassfurther said, “The acquisition of these well-capitalized facilities will further enhance our operations both geographically and strategically. Also, the customer-focused employees and strong management teams of Sacramento Container, Northern Sheets and Central California Sheets will be an excellent fit with PCA’s culture. This group has built a successful business based on providing outstanding quality and service to a wide array of customers located in the northern and central regions of California.”

Closing is subject to certain customary conditions and regulatory approval and is expected early in the fourth quarter of 2017. The company plans to finance the transaction with available cash on hand.

The conversion of the No. 3 paper machine at the Wallula Mill is planned for the second quarter of 2018 with an initial production rate of approximately 60 per cent of capacity. Ultimately, production will increase to 1,150 tons per day once a new headbox, forming section, and shoe press are added in the fourth quarter of 2018. The capital cost of the conversion is expected to be approximately $150 million. Discontinuing paper operations at the Wallula Mill will result in pre-tax cash severance and other shutdown charges of approximately $20 - 25 million and approximately $45 - 55 million of pre-tax noncash asset impairment and accelerated depreciation charges. Charges of $25 - $35 million are expected to be recorded in the third quarter of 2017. The Mill’s No. 2 paper machine will continue to produce 150,000 tons-per-year of semi-chemical medium.

PCA Chairman and CEO Mark Kowlzan said, “Our strategy is to improve the overall profitability of the paper business for PCA by focusing our people and investments on increasing our competitiveness and ensuring a sustainable future in the office and printing & converting markets with our mills in International Falls, MN and Jackson, AL. In addition, at our current containerboard integration rate of 95%, the low-cost conversion of the No. 3 paper machine at our Wallula Mill provides us with much needed linerboard capacity, allows us to integrate over 200,000 tons of containerboard to our Sacramento Container acquisition, and enables further optimization and enhancement of our current mill capacity and box plant operations. The conversion will significantly enhance the mill’s profitability and viability.”

Paul LeBlanc, Vice President – Paper, added, “We will work closely with our customers to ensure a smooth transition as we wind down production of the current grades we make on our No. 3 paper machine at Wallula. Throughout this transition, all customers will continue to receive the high quality products and service they are accustomed to.”

PCA is the fourth largest producer of containerboard and corrugated packaging products and the third largest producer of uncoated freesheet paper in the United States. PCA operates eight mills and 93 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about expected synergies or other benefits from the acquisition and mill conversion activities, the expected costs of the mill conversion, the timing of completion of the acquisition and mill conversion activities, our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental and tax matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.